SUB-ITEM 77M:  Mergers

Pursuant to the Securities
Act of 1933, as amended,
and the General Rules and
Regulations thereunder, a
Registration Statement on
Form N-14, SEC File No.
333-181969, was filed on
June 7, 2012 and amended
on June 28, 2012.  This
filing relates to an Agreement
and Plan of Reorganization
whereby Federated
Government Obligations
Fund (Surviving Fund), a
portfolio of Money Market
Obligations Trust, acquired
all of the assets of Fifth Third
Institutional Government
Money Market Fund
(Acquired Fund), in exchange
for Shares of the Surviving
Fund. Shares of the
Surviving Fund were
distributed on a pro rata
basis to the shareholders of
the Acquired Fund in
complete liquidation and
termination of the Acquired
Fund.  As a result, effective
September 7, 2012, each
shareholder of the Acquired
Fund became the owner of
Surviving Fund Shares
having a total net asset value
equal to the total net asset
value of his or her holdings
in the Acquired Fund.

The Agreement and Plan of
Reorganization providing for
the transfer of the assets of
the Acquired Fund to the
Surviving Fund was
approved by the Board of
Trustees at their Special
Meeting held on April 4,
2012 and was also approved
by Acquired Fund
shareholders at a Special
Meeting held on September
5, 2012.

The Agreement and Plan of
Reorganization for this
merger is hereby
incorporated by reference
from the definitive
Prospectus/Proxy Statement
filed with the SEC on July
17, 2012.